Exhibit 23.2

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	(972) 385-0354
Dallas, Texas	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

February 15, 2007

Nexen Inc.

801 7th Avenue SW

Calgary, Alberta T2P 3P7

Canada

Attention:	Reserves Review Committee of the
Board of Directors of Nexen Inc.

Gentlemen:

We hereby consent to references to our firm relating to the evaluation and or audit of certain oil and gas properties of Nexen Inc. (the “Company”) contained in the section entitled “Oil and Gas Accounting – Reserves Determination” within “Critical Accounting Estimates” as set out in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.

/s/ FRANK J. MAREK
Frank J. Marek, P.E.
Senior Vice President

FJM:jf